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     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 19, 2004, relating to the financial statements and financial highlights, which appears in the August 31, 2004 Annual Report to Shareholders of JPMorgan California Bond Fund, JPMorgan Intermediate Tax Free Income Fund, JPMorgan New York Intermediate Tax Free Income Fund, JPMorgan New Jersey Tax Free Income Fund and JPMorgan Tax Free Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY
December 24, 2004